EXHIBIT 99.1

Cleco Corporation reports full-year 2013 operational earnings of $2.53 per share

•	Received approval for the transfer of Coughlin Power Station to the utility

•	Integrated into the Midcontinent Independent System Operator (MISO)

PINEVILLE, LA., Feb. 25, 2014 - Cleco Corporation (NYSE:CNL) reports 2013 earnings of $160.7 million, or $2.65 per diluted share, down $2.9 million from the $163.6 million recorded in 2012. Fourth-quarter earnings were $25.1 million or $0.41 per diluted share, up $2.0 million from the $23.1 million recorded in the fourth quarter of 2012. Operational earnings for 2013 were $153.5 million, or $2.53 per diluted share, while operational earnings for 2012 were $149.1 million or $2.46 per diluted share. Operational earnings for 2012 and 2013 exclude the Acadia Units 1 and 2 indemnifications and other nonoperational adjustments.

“We delivered another solid year of earnings in 2013, achieving the midpoint of our narrowed guidance range of $2.50 to $2.55 per share,” said Bruce Williamson, president and CEO of Cleco Corporation. “During the year, we experienced higher revenues from increased industrial and wholesale sales and somewhat colder winter weather. These factors along with our ability to manage non-payroll operating costs and expected adjustments to our formula rate plan are driving results that bring value to our shareholders.

“In 2013, we completed several key initiatives that are the foundation for future growth,” said Williamson. “We achieved a major milestone when we received federal and state regulatory approval to transfer Coughlin from our unregulated subsidiary to our utility, which provides customers with another efficient power source. We ended the year by joining MISO, changing the way we provide power to our customers and creating additional growth possibilities. However, one of our most important accomplishments for the year was our employees’ successful efforts to increase their safety focus and greatly lower accident and injury rates.

“In 2014, we are prepared to expand our wholesale customer base to include the largest contract in our company’s history,” said Williamson. “As we maintain our focus on low-cost, reliable utility operations, we plan to complete our remaining regulatory and operational initiatives and continue our transition to MISO. We also plan to continue our search for growth opportunities that result in wise investments for customers and our shareholders.”

Earnings Guidance:

Cleco’s guidance for 2014 consolidated operational earnings is in the range of $2.65 to $2.75 per diluted share. This estimate assumes normal weather for the year, an estimated consolidated effective tax rate of approximately 34 percent and is generally consistent with the current rate plan. The guidance range excludes adjustments related to life insurance policies and expiring indemnifications. Please refer to “Operational Earnings Adjustments” in this press release for a description of these adjustments.

Financial Highlights:

Fourth Quarter 2013

•
Cleco reports fourth-quarter GAAP earnings applicable to common stock of $25.1 million, or $0.41 per diluted share, compared to $23.1 million, or $0.38 per diluted share for the fourth quarter of 2012.

Year-to-Date 2013

•	Cleco reports GAAP earnings applicable to common stock for 2013 of $160.7 million, or $2.65 per diluted share, compared to $163.6 million, or $2.70 per diluted share for 2012.

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Cleco Corporation

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	For the three months ended Dec. 31		For the year ended Dec. 31
Subsidiary	2013	2012	2013	2012
Cleco Power LLC	$0.44	$0.41	$2.47	$2.42
Cleco Midstream Resources LLC	(0.03)	(0.05)	—	(0.07)
Corporate and Other	—	—	0.06	0.11
Operational diluted earnings per share (Non-GAAP)	0.41	0.36	2.53	2.46
Adjustments[1]	—	0.02	0.12	0.24
Diluted earnings per share applicable to common stock	$0.41	$0.38	$2.65	$2.70

GAAP refers to United States generally accepted accounting principles.

1 Refer to “Operational Earnings Adjustments” in this press release

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation

$0.36	2012 fourth-quarter operational diluted earnings per share

0.20	Non-fuel revenue
0.01	Rate refund accrual
(0.14)	Other expenses, net
(0.02)	Interest charges
(0.02)	AFUDC (allowance for funds used during construction)
$0.03	Cleco Power results

0.02	Cleco Midstream results

—	Corporate and Other results

$0.41	2013 fourth-quarter operational diluted earnings per share

—	Adjustments[1]

$0.41	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this press release

Cleco Power

•
Higher non-fuel revenue increased earnings by $0.20 per share compared to the fourth quarter of 2012 primarily due to $0.08 per share from colder winter weather and higher industrial and wholesale sales, $0.07 per share from adjustments to Cleco Power’s formula rate plan, and $0.02 per share due to an adjustment to customer surcredits. Also contributing to the increase was $0.03 per share of higher transmission and other miscellaneous revenue.

•	Lower rate refund accrual increased earnings by $0.01 per share compared to the fourth quarter of 2012 primarily due to a change in estimated accruals.

•
Higher other expenses, net, decreased earnings by $0.14 per share compared to the fourth quarter of 2012 primarily due to $0.08 per share of higher generation maintenance expenses primarily related to planned outages and $0.07 per share of higher taxes other than income taxes, partially offset by $0.01 per share of lower depreciation and amortization expense.

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Cleco Corporation

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Higher interest charges decreased earnings by $0.02 per share compared to the fourth quarter of 2012 primarily due to $0.02 per share related to uncertain tax positions and $0.01 per share related to interest on taxes other than income taxes, partially offset by $0.01 per share related to the retirement of senior notes.

•
Lower AFUDC decreased earnings by $0.02 per share compared to the fourth quarter of 2012 primarily due to the completion of the Acadiana Load Pocket project in 2012 and the timing of other capital transmission expenditures.

Cleco Midstream Resources

•
Midstream’s results increased earnings by $0.02 per share compared to the fourth quarter of 2012 primarily due to $0.01 per share of higher tolling revenue and $0.01 per share of lower maintenance expenses at Coughlin.

For a discussion of other transactions affecting Cleco Midstream’s results, please refer to “Operational Earnings Adjustments - Acadia Units 1 and 2 Indemnifications” below.

Corporate and Other

•
Lower income taxes increased earnings by $0.01 per share compared to the fourth quarter of 2012 as a result of $0.02 per share for adjustments for tax returns as filed and $0.01 per share for the adjustment to record tax expense at the projected effective tax rate, partially offset by $0.02 per share of lower tax credits.

•	Higher other miscellaneous expense decreased earnings by $0.01 per share compared to the fourth quarter of 2012.

Year-Over-Year Operational Diluted Earnings Per Share Reconciliation

$2.46	Year ended Dec. 31, 2012, operational diluted earnings per share

0.55	Non-fuel revenue
(0.01)	Rate refund accrual
(0.34)	Other expenses, net
(0.01)	Interest charges
(0.05)	AFUDC
(0.09)	Income taxes
$0.05	Cleco Power results

0.07	Cleco Midstream results

(0.05)	Corporate and Other results

$2.53	Year ended Dec. 31, 2013, operational diluted earnings per share

0.12	Adjustments[1]

$2.65	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this press release

Cleco Power

•
Higher non-fuel revenue increased earnings by $0.55 per share compared to 2012 primarily due to $0.21 per share from adjustments to Cleco Power’s formula rate plan, $0.19 per share from colder winter weather and higher industrial and wholesale sales, $0.08 per share due to an adjustment to customer surcredits, and $0.07 per share from higher transmission revenue.

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Cleco Corporation

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Higher rate refund accrual decreased earnings by $0.01 per share compared to 2012 primarily due to the absence of the reversals of the 2012 cycle accrual and fuel audit reserves, partially offset by adjustments to customer refunds.

•
Higher other expenses, net, decreased earnings by $0.34 per share compared to 2012 primarily due to $0.13 per share of higher generation expenses related to planned outages, $0.12 per share of higher taxes other than income taxes, $0.10 per share of higher depreciation and amortization expense, and $0.01 per share of higher other miscellaneous expenses, partially offset by $0.02 per share of higher net non-recoverable wholesale power purchases.

•
Higher interest charges decreased earnings by $0.01 per share compared to 2012 primarily due to $0.07 per share related to uncertain tax positions mainly from the absence of a favorable settlement recorded in 2012 and $0.01 per share related to interest on taxes other than income taxes, partially offset by $0.05 per share related to the refinancing of debt in 2013 and $0.02 per share for an adjustment to customer surcredits due to a tax settlement.

•	Lower AFUDC decreased earnings by $0.05 per share compared to 2012 primarily due to the completion of the Acadiana Load Pocket project and other capital transmission projects in 2012 and early 2013.

•
Higher income taxes decreased earnings by $0.09 per share compared to 2012 primarily due to $0.03 per share of permanent tax deductions, $0.03 per share for the absence in 2013 of a favorable settlement with taxing authorities in 2012, $0.02 per share for tax credits, $0.02 for tax returns as filed, and $0.01 per share for the flowthrough of tax benefits. These amounts were partially offset by $0.01 per share for the change in uncertain tax positions and $0.01 per share for miscellaneous tax items.

Cleco Midstream Resources

•
Midstream’s results increased earnings by $0.07 per share compared to 2012 primarily due to $0.06 per share of higher tolling revenue, $0.03 per share of lower maintenance expense, and $0.03 per share of lower other miscellaneous expenses. These amounts were partially offset by $0.04 per share related to income taxes and $0.01 per share primarily due to a loss on sale of assets at Evangeline.

For a discussion of other transactions affecting Cleco Midstream’s results, please refer to “Operational Earnings Adjustments - Acadia Units 1 and 2 Indemnifications” below.

Corporate and Other

•
Higher income taxes decreased earnings by $0.03 per share compared to 2012 primarily due to $0.07 per share of lower tax credits, partially offset by $0.03 per share for adjustments for tax returns as filed and $0.01 per share for miscellaneous tax items.

•	Higher other expenses decreased earnings by $0.02 per share compared to 2012 primarily due to higher outside services and other miscellaneous expenses.

Operational Earnings Adjustments:

Cleco’s management uses operational diluted earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational diluted earnings per share as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of operational diluted earnings per share to reported GAAP diluted earnings per share.

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Cleco Corporation

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	For the three months ended Dec. 31		For the year ended Dec. 31
	2013	2012	2013	2012
Operational diluted earnings per share	$0.41	$0.36	$2.53	$2.46
Life insurance policies	0.01	—	0.05	0.02
Tax levelization	(0.01)	—	—	—
Acadia Unit 1 indemnifications	—	—	—	0.08
Acadia Unit 2 indemnifications	—	0.02	0.07	0.14
Reported GAAP diluted earnings per share applicable to common stock	$0.41	$0.38	$2.65	$2.70

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component that is carried as an asset and adjusted due to market changes, premium payments, or policy redemptions. Cleco is unable to predict market changes and cash surrender value amounts of these policies, and management does not consider these adjustments to be a component of operational earnings.

Tax Levelization

GAAP requires companies to apply an effective tax rate to interim periods that is consistent with the company’s estimated annual effective tax rate. As a result, on a quarterly basis, Cleco projects the annual effective tax rate and then adjusts the tax expense recorded in that quarter to reflect the projected annual effective tax rate. During the fourth quarter of 2013, Cleco recorded a $0.01 per share expense from the levelization of its annual tax rate to bring the actual tax rate in line with the projected annual effective tax rate. The resulting adjustment for this item had no impact for the fourth quarter of 2012. The incremental adjustment for tax levelization is not related to the current quarter’s operational earnings because it reflects the effect of the change in tax rates on operational earnings for the prior quarter.

Acadia Units 1 and 2 Indemnifications

Acadia Power Partners, LLC provided limited guarantees and indemnifications to Cleco Power and Entergy Louisiana when they acquired Acadia Units 1 and 2 in February 2010 and April 2011, respectively. Acadia Power Partners, LLC and Acadia Power Holdings LLC reduce the indemnification liabilities either through expiration of the contractual life or through changes in the probability of a claim arising. During the fourth quarter of 2012, the contractual expiration of the underlying indemnifications increased earnings by $0.02 per share. The resulting adjustment for this item had no impact for the fourth quarter of 2013. During the year ended December 31, 2013 and 2012, the contractual expiration of the underlying indemnifications increased earnings $0.07 per share and $0.22 per share, respectively.

Cleco management will discuss the company’s fourth-quarter 2013 results during a conference call scheduled for 7:30 a.m. Central time (8:30 a.m. Eastern time) Wednesday, February 26, 2014. The call will be webcast live on the Internet. A replay will be available for 12 months. Investors may access the webcast through the company’s website at www.cleco.com by selecting “Investors” and then “Q4 2013 Cleco Corporation Earnings Conference Call.”

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Cleco Corporation

Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances. There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the impact of the global economic environment, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K. Actual results may differ materially from those indicated in such forward-looking statements.

Cleco Corporation is a regional energy company headquartered in Pineville, La.  Cleco owns a regulated electric utility company, Cleco Power LLC, which owns nine generating units with a total nameplate capacity of 2,565 megawatts and serves approximately 284,000 customers in Louisiana through its retail business and supplies wholesale power in Louisiana and Mississippi. Cleco Power has received federal and state regulatory approval to acquire two gas-fired generating units with a total nameplate capacity of 775 megawatts from its unregulated affiliate, Cleco Midstream Resources LLC. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Tom Miller
tom.miller@cleco.com
(318) 484-7642

Media Contact:
Robbyn Cooper
robbyn.cooper@cleco.com
(318) 484-7136

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Cleco Corporation

	For the three months ended Dec. 31
(Unaudited)	(million kWh)			(thousands)
	2013	2012	Change	2013	2012	Change
Electric Sales
Residential	875	790	10.8%	$70,006	$61,884	13.1%
Commercial	665	634	4.9%	48,401	44,884	7.8%
Industrial	599	601	(0.3)%	24,032	22,457	7.0%
Other retail	34	32	6.3%	2,730	2,472	10.4%
Surcharge	—	—	—	2,483	2,333	6.4%
Other	—	—	—	—	(1,565)	100.0%
Total retail	2,173	2,057	5.6%	147,652	132,465	11.5%
Sales for resale	474	461	2.8%	12,688	11,813	7.4%
Unbilled	(46)	(54)	14.8%	(2,463)	(3,501)	29.6%
Total retail and wholesale customer sales	2,601	2,464	5.6%	$157,877	$140,777	12.1%

	For the year ended Dec. 31
(Unaudited)	(million kWh)			(thousands)
	2013	2012	Change	2013	2012	Change
Electric Sales
Residential	3,714	3,624	2.5%	$297,158	$281,378	5.6%
Commercial	2,672	2,655	0.6%	189,807	181,093	4.8%
Industrial	2,322	2,311	0.5%	91,093	85,675	6.3%
Other retail	134	133	0.8%	10,590	9,908	6.9%
Surcharge	—	—	—	14,978	9,133	64.0%
Other	—	—	—	(4,694)	(6,252)	24.9%
Total retail	8,842	8,723	1.4%	598,932	560,935	6.8%
Sales for resale	2,057	1,934	6.4%	51,922	47,767	8.7%
Unbilled	61	(43)	241.9%	3,161	(2,125)	248.8%
Total retail and wholesale customer sales	10,960	10,614	3.3%	$654,015	$606,577	7.8%

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended Dec. 31	2013	2012
Operating revenue
Electric operations	$250,591	$223,393
Other operations	13,085	11,693
Gross operating revenue	263,676	235,086
Electric customer credits	(567)	(1,655)
Operating revenue, net	263,109	233,431
Operating expenses
Fuel used for electric generation	70,146	72,789
Power purchased for utility customers	20,496	9,065
Other operations	33,227	33,996
Maintenance	33,069	25,010
Depreciation	32,331	33,380
Taxes other than income taxes	15,543	9,317
(Gain) loss on sales of assets	(17)	108
Total operating expenses	204,795	183,665
Operating income	58,314	49,766
Interest income	317	183
Allowance for other funds used during construction	1,201	2,414
Equity loss from investees, before tax	—	(1)
Other income	1,574	4,894
Other expense	(715)	(1,976)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	23,286	21,777
Allowance for borrowed funds used during construction	(389)	(826)
Total interest charges	22,897	20,951
Income before income taxes	37,794	34,329
Federal and state income tax expense	12,682	11,217
Net income applicable to common stock	$25,112	$23,112

Average number of basic common shares outstanding	60,452,838	60,353,185
Average number of diluted common shares outstanding	60,785,876	60,625,139
Basic earnings per share
Net income applicable to common stock	$0.42	$0.38
Diluted earnings per share
Net income applicable to common stock	$0.41	$0.38

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the year ended Dec. 31	2013	2012
Operating revenue
Electric operations	$1,047,548	$944,169
Other operations	51,002	50,158
Gross operating revenue	1,098,550	994,327
Electric customer credits	(1,836)	(630)
Operating revenue, net	1,096,714	993,697
Operating expenses
Fuel used for electric generation	329,874	280,553
Power purchased for utility customers	45,292	53,134
Other operations	121,646	120,898
Maintenance	97,441	86,488
Depreciation	142,860	132,407
Taxes other than income taxes	50,469	38,515
Loss on sales of assets	800	51
Total operating expenses	788,382	712,046
Operating income	308,332	281,651
Interest income	1,105	346
Allowance for other funds used during construction	4,081	6,711
Other income	13,857	29,117
Other expense	(2,861)	(4,694)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	85,570	86,448
Allowance for borrowed funds used during construction	(1,316)	(2,292)
Total interest charges	84,254	84,156
Income before income taxes	240,260	228,975
Federal and state income tax expense	79,575	65,327
Net income applicable to common stock	$160,685	$163,648

Average number of basic common shares outstanding	60,434,510	60,370,588
Average number of diluted common shares outstanding	60,720,090	60,628,129
Basic earnings per share
Net income applicable to common stock	$2.66	$2.71
Diluted earnings per share
Net income applicable to common stock	$2.65	$2.70

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At Dec. 31, 2013	At Dec. 31, 2012
Assets
Current assets
Cash and cash equivalents	$28,656	$31,020
Accounts receivable, net	97,548	77,034
Other current assets	347,378	339,284
Total current assets	473,582	447,338
Property, plant and equipment, net	3,083,140	3,009,461
Equity investment in investees	14,540	14,540
Prepayments, deferred charges and other	644,000	676,010
Total assets	$4,215,262	$4,147,349
Liabilities
Current liabilities
Long-term debt due within one year	$17,182	$91,140
Accounts payable	110,544	102,695
Other current liabilities	115,747	100,795
Total current liabilities	243,473	294,630
Long-term liabilities and deferred credits	1,070,092	1,096,248
Long-term debt, net	1,315,500	1,257,258
Total liabilities	2,629,065	2,648,136
Shareholders’ equity
Common shareholders’ equity	1,612,073	1,531,583
Accumulated other comprehensive loss	(25,876)	(32,370)
Total shareholders’ equity	1,586,197	1,499,213
Total liabilities and shareholders’ equity	$4,215,262	$4,147,349

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